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                                   Exhibit 2.2


Wednesday August 12, 12:14 pm Eastern Time

Company Press Release

SOURCE: Networks Associates, Inc.

Networks Associates, Inc. Dr Solomon's Group PLC Scheme of Arrangement Registration of Court Order

SANTA CLARA, Calif. and AYLESBURY, UK, Aug. 12 /PRNewswire/ -- Networks Associates, Inc. (Nasdaq: NETA - news) and Dr Solomon's Group PLC (Easdaq: SOLL;
Nasdaq: SOLLY) confirm that the Order of the High Court of England and Wales approving the Scheme of Arrangement has now been registered with the UK Registrar of Companies and, accordingly the entire issued share capital of Dr Solomon's has been acquired by Network Associates. Following completion of the acquisition, Dr Solomon's American Depository Shares will be de-listed from Nasdaq and Easdaq and shares of Network Associates Common Stock issued to former holders of Dr Solomon's Ordinary Shares and American Depository Shares will be quoted on Nasdaq.


Enquiries:

    Dr Solomon's                         David Stephens      +44 1296 318 700
    Goldman Sachs International          Fergal O'Driscoll   +44 171 774 1000
                                         Greg Lemkau         +1  415 393 7500
    Shandwick Consultants                Rollo Head          +44 171 329 0096

    Network Associates                   Richard Hornstein   +1  408 346 3832
                                         Jennifer Keavney    +1  408 346 3278
    Morgan Stanley                       Andrew Bell         +44 171 425 5555
                                         Nicholas Osborne    +1  415 234 5700
    Copithorne & Bellows                 Alissa Bushnell     +1  415 975 2224


This announcement is published on behalf of Network Associates and Dr Solomon's and has been approved by Morgan Stanley & Co. Limited and Goldman Sachs International, each of which is regulated by The Securities and Futures Authority Limited, for the purposes of section 57 of the Financial Services Act 1986.

Morgan Stanley and Co. Limited, which is regulated by The Securities and Futures Authority Limited, is acting for Network Associates in connection with the Acquisition and no-one else and will not be responsible to anyone other than Network Associates for providing the

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protections afforded to customers of Morgan Stanley and Co. Limited, nor for providing advice in relation to the Acquisition.

Goldman Sachs International, which is regulated by the Securities and Futures Authority Limited, is acting for Dr Solomon's in connection with the Acquisition and no-one else and will not be responsible to anyone other than Dr Solomon's for providing the protections afforded to customers of Goldman Sachs International, nor for providing advice in relation to the Acquisition.

This announcement does not constitute an offer or an invitation to purchase any securities.

SOURCE: Networks Associates, Inc.